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                                                                      EXHIBIT 99

                              For Immediate Release


Collegiate Pacific July Revenues Rise 33%


DALLAS, Aug 28, 2003 (BUSINESS WIRE) -- Collegiate Pacific (AMEX:BOO) today stated that its consolidated revenues for the month of July rose 33% over the year earlier period with expanding margins for the month.

                          Monthly Highlights
                          ------------------
                          - Revenues rise 33%
                       - Gross Margins increase

Michael Blumenfeld, CEO, stated, "With July being the first month of our new fiscal 2004 year, it was pleasing to see the increased demand for our products and services. The result of the increase in revenues and margins was an improved financial performance for the month. We have focused new marketing programs and product introductions to take advantage of product lines offering maximum margin contributions. Commencing with our 2004 fiscal year, earnings will be fully taxed vs the year ago period in which taxes were offset by the utilization of tax loss carryforwards. Our financial reports and updates will include comparisons to operating incomes, and we will tax effect prior periods for ease of comparisons.


"Revenues for August have continued the expansions recognized in July, and we anticipate that August will reflect an increase in revenues of approximately 25% over year earlier results."


Collegiate Pacific is the nation's fastest growing manufacturer and supplier of sports equipment primarily to the institutional markets. The Company offers more than 3,200 products to 35,000 existing customers.


This new release contains "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The company has based these forward-looking statements on its current expectations and projections about future events, based on the information currently available to it. The forward-looking statements include statements relating to the company's anticipated financial performance, business prospects, new developments, new strategies and similar matters. The following important factors, in addition to those described in the company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended June 30, 2002, especially in the Risk Factors and the Management's Discussion and Analysis sections, and its Quarterly Reports on Form 10-QSB and its Current Reports on Form 8-K (each of which is available upon request from the company or on the company's website, www.cpacsports.com, under the heading "Investors") may affect the future results of the company and cause those results to differ materially from those expressed in the forward-looking statements; material adverse changes in the economic conditions in the Company's markets including as a result of terrorist attacks; competition from others; and the ability to obtain and retain key executives and employees.


SOURCE: Collegiate Pacific

Collegiate Pacific, Dallas
Michael Blumenfeld, 972-243-8100